CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
HSBC USA Inc. Autocallable Trigger Notes Linked to Palladium due August 27, 2012	$2,807,000	$321.68

(1) Calculated in accordance with Rule 457 (r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-158385

PRICING SUPPLEMENT

Dated February 17, 2012

(To Prospectus dated April 2, 2009 and

Prospectus Supplement dated April 9, 2009)

Structured Investments	HSBC USA Inc. $2,807,000 Autocallable Trigger Notes Linked to Palladium due August 27, 2012

General

•	Terms used in this pricing supplement are described or defined herein, in the accompanying prospectus supplement and prospectus. The Notes offered will have the terms described in the prospectus supplement or prospectus. The Notes do not guarantee return of principal and you may lose up to 100.00% of your initial investment. The Notes will not bear interest.
•	This pricing supplement relates to a single note offering. The purchaser of a Note will acquire a security linked to the Reference Asset described below.
•	Although the offering relates to a Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any securities derivative of or relating to the Reference Asset or as to the suitability of an investment in the related Notes.
•	Senior unsecured debt obligations of HSBC USA Inc. maturing August 27, 2012.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.

Key Terms

Issuer:	HSBC USA Inc.
Reference Asset:	Palladium (the “Reference Asset”), represented by the price of one troy ounce of Palladium, as described below under “Official Price”.
Principal Amount:	$1,000 per Note
Trade Date:	February 17, 2012
Pricing Date:	February 17, 2012
Original Issue Date:	February 27, 2012
Final Valuation Date:	August 20, 2012, subject to adjustment as described below under the caption “Observation Dates, Cash Settlement Date and Maturity Date.”
Maturity Date:	5 business days after the Final Valuation Date and is expected to be August 27, 2012. The Maturity Date is subject to further adjustment as described herein under “Observation Dates, Cash Settlement Date and Maturity Date” and acceleration as described under “—Commodity Hedging Disruption Events.”
Call Feature:	The Notes will be automatically called if the Official Price of the Reference Asset on any Observation Date is at or above the Initial Price. In such a case, you will receive a cash payment equal to the Call Price.
Call Price:	If the Notes are automatically called, you will receive, on the applicable Call Settlement Date, a cash payment per $1,000 Principal Amount of Notes equal to the Principal Amount plus a Call Premium equal to 7.00% of the Principal Amount.
Observation Dates:	Each day from and including May 17, 2012 to and including the Final Valuation Date, subject to postponement because of market disruption events as described herein.
Call Settlement Date:	With respect to each Observation Date, including the Final Valuation Date, five business days following the applicable Observation Date. A Call Settlement Date is also subject to adjustment as described below under the caption “Observation Dates, Cash Settlement Date and Maturity Date.”
Payment at Maturity:	If the Notes are not automatically called, you will receive a cash payment per $1,000 Principal Amount of Notes on the Maturity Date calculated as follows:
•	If a Trigger Event does not occur, 100% of the Principal Amount.
•	If a Trigger Event occurs, an amount equal to (i) 100% of the Principal Amount multiplied by (ii) the sum of one plus the Reference Return.

If a Trigger Event occurs, you will lose some or all of your investment. This means that if the Reference Return is -100.00%, you will lose your entire investment. For additional clarification, please see “What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Reference Asset?” herein.

Trigger Event:	A Trigger Event occurs if the Final Price is below the Trigger Price.
Trigger Price:	$557.60, which is 80% of the Initial Price
Reference Return:	The quotient, expressed as a percentage, calculated as follows:
Final Price – Initial Price
Initial Price
Initial Price:	$697.00, which was the Official Price of the Reference Asset on the Pricing Date.
Final Price:	The Official Price of the Reference Asset on the Final Valuation Date.
Official Price:	The Official Price of the Reference Asset on will be the price of one troy ounce of Palladium, stated in U.S. dollars, as set by the four members of the London Platinum and Palladium Market (the “LPPM”), during the afternoon Palladium price fixing which starts at 2:00 p.m. London, England time, on such day and displayed on Bloomberg quote “PLDMLNPM” or any successor page, as determined by the calculation agent.
CUSIP/ISIN:	4042K1XN8 / US4042K1XN80
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.

Investment in the Notes involves certain risks. You should refer to “Selected Risk Considerations” beginning on page 3 of this document and “Risk Factors” on page and page S-3 of the prospectus supplement.

Neither the U.S. Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement, or the accompanying prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense.

HSBC Securities (USA) Inc. or another of our affiliates or agents may use this pricing supplement in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement will be used in a market-making transaction. HSBC Securities (USA) Inc., an affiliate of ours, will purchase the Notes from us for distribution to the placement agent. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

We have appointed J.P. Morgan Securities LLC and certain of its registered broker-dealer affiliates as placement agent for the sale of the Notes. J.P. Morgan Securities LLC and certain of its registered broker-dealer affiliates will offer the Notes to investors directly or through other registered broker-dealers.

	Price to Public	Fees and Commissions(1)	Proceeds to Issuer
Per Note	$1,000	$5	$995
Total	$2,807,000	$14,035	$2,792,965

(1) The placement agents with respect to sales made to certain fiduciary accounts will forgo any fees.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

JPMorgan

Placement Agent

February 17, 2012

Additional Terms Specific to the Notes

This pricing supplement relates to a single Note offering linked to the Reference Asset identified on the cover page. The purchaser of a Note will acquire a senior unsecured debt security linked to the Reference Asset. Although the Note offering relates only to the Reference Asset identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any securities derivative of or relating to the Reference Asset or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated April 2, 2009, the prospectus supplement dated April 9, 2009. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement or prospectus, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” beginning on page 3 of this pricing supplement and “Risk Factors” on page S-3 of the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus and a prospectus supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus and prospectus supplement if you request them by calling toll-free 1 866 811 8049.

You may also obtain:

•	the prospectus supplement at www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm
•	the prospectus at www.sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm

Supplemental Information Relating to the Terms of the Notes

Notwithstanding anything contained in the accompanying prospectus supplement to the contrary, the Notes will be issued under the senior indenture dated March 31, 2009, between HSBC USA Inc., as Issuer, and Wells Fargo Bank, National Association, as trustee. Such indenture has substantially the same terms as the indenture described in the accompanying prospectus supplement. HSBC Bank USA, N.A. will act as paying agent with respect to the Notes pursuant to a Paying Agent and Securities Registrar Agreement dated June 1, 2009, between HSBC USA Inc. and HSBC Bank USA, N.A.

Selected Purchase Considerations

•	CALL FEATURE — The Notes will be automatically called if the Official Price on any Observation Date is at or above the Initial Price. If the Notes are automatically called, you will receive, on the applicable Call Settlement Date, a cash payment per $1,000 Principal Amount of Notes equal to the Principal Amount plus a Call Premium equal to 7.00% of the Principal Amount.
•	LIMITED PROTECTION AGAINST LOSS — If a Trigger Event occurs, you will lose 1.00% of the Principal Amount for every 1.00% decline in the price of the Reference Asset from its Initial Price. If a Trigger Event has occurred and the Reference Return is -100.00%, you will lose your entire investment.

•	EXPOSURE TO THE PRICE OF PALLADIUM — The return on the Notes, if any, depends on whether the Notes are automatically called, or, if the Notes are not automatically called, whether the Official Price, as represented by the price of one troy ounce of Palladium, stated in U.S. dollars, as set by the four members of the LPPM, during the afternoon Palladium price fixing which starts at 2:00 p.m. London, England time, on such day and displayed on Bloomberg quote “PLDMLNPM” or any successor page, as determined by the calculation agent, has declined from the Initial Price by more than the Trigger Price on the Final Valuation Date. As a result, the market value of the Notes at any time during the term of the Notes will depend on (a) the then current Official Price and (b) the expected volatility of Palladium. For additional information about the Reference Asset see the information set forth under “Description of the Reference Asset” herein.
•	TAX TREATMENT — There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, the Notes should be treated as pre-paid forward or other executory contracts with respect to the Reference Asset. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Notwithstanding any disclosure in the accompanying prospectus supplement to the contrary, our special U.S. tax counsel in this transaction is Sidley Austin llp. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Sidley Austin llp, it is reasonable to treat the Notes as pre-paid forward or other executory contracts with respect to the Reference Asset. Pursuant to this approach, we do not intend to report any income or gain with respect to the Notes prior to their maturity or an earlier sale, call or exchange and we intend to treat any gain or loss upon maturity or an earlier sale, call or exchange as short-term capital gain or loss. For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Asset. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement.

•	SUITABILITY OF NOTES FOR INVESTMENT – You should only reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the information set out in this pricing supplement. Neither HSBC nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.
•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The Notes do not guarantee any return of principal. The Notes differ from ordinary debt securities in that we will not pay you 100% of the Principal Amount of your Notes if the Notes are not automatically called and a Trigger Event occurs. In this case, the Payment at Maturity you will be entitled to receive will be less than the Principal Amount of the Notes and you could lose your entire initial investment if the price of the Reference Asset falls to zero. An investment in the Notes does not guarantee return of principal and you may receive less at maturity than you originally invested in the Notes, or you may receive nothing at maturity.
•	Your return on the Notes is limited —If the Notes are not automatically called and a Trigger Event does not occur, for each $1,000 Principal Amount Note, you will receive $1,000 at maturity, regardless of any appreciation in the price of the Reference Asset, which may be significant. Accordingly, the return on the Notes may be significantly less than the return on a direct investment in the Reference Asset during the term of the Notes.
•	CREDIT RISK OF HSBC USA INC. — The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity or on the Call Settlement Date, as applicable, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.
•	THE PRICE OF THE REFERENCE ASSET MAY CHANGE UNPREDICTABLY, AFFECTING THE VALUE OF YOUR NOTES IN UNFORESEEABLE AND POTENTIALLY NEGATIVE WAYS — Because the Notes are linked to the performance of the price of Palladium, we expect that generally the market value of the Notes will depend in large part on the market price of Palladium. The price of Palladium has fluctuated widely over the past several years. Because the Palladium supply is both limited and concentrated, any disruptions in the Palladium supply tend to have an exaggerated effect on the price of Palladium. Key factors that may influence prices are the policies and production and cost levels in the most important Palladium-producing countries, in particular, Russia, South Africa and Canada (which together account for over 80% of production), the size and availability of the Russian Palladium stockpiles, global supply and demand as well as the economic situation of the main consuming countries. The possibility of large-scale distress sales of Palladium in times of crises may also have a short-term negative impact on the price of Palladium and may adversely affect the value of the Notes. For example, the 2008 financial crisis resulted in significantly depressed prices of Palladium largely due to forced sales and deleveraging from institutional investors such as hedge funds and pension funds. Crises in the future may impair Palladium’s price performance which may, in turn, have an adverse effect on the value of the Notes. Palladium is used in a variety of industries, in particular the automotive industry. Demand for Palladium from the automotive industry, which uses Palladium as a catalytic converter, accounts for more than 50% of the industrial use of Palladium, and a renewed decline in the global automotive industry may impact the price of Palladium and affect the value of the notes. Palladium is also used in the electronics, dental and jewelry industries. For additional information about the Reference Asset, see “Description of the Reference Asset” herein.
•	THERE ARE CERTAIN RISKS RELATING TO THE OFFICIAL PRICE BEING DETERMINED BY THE LPPM INCLUDING THE MEMBERSHIP OF HSBC BANK USA, N.A. IN THE LPPM — Palladium is traded on the London Platinum and Palladium Market, which we refer to as the LPPM. The Official Price of Palladium will be determined by reference to the afternoon fixing levels reported by the LPPM. The LPPM is a self-regulatory association of platinum and Palladium market participants. If the LPPM should cease operations, or if Palladium trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LPPM price fixings as a global benchmark for the value of Palladium may be adversely affected. The LPPM is a principals’ market that operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LPPM trading. For example, there are no daily price limits on the LPPM, which would otherwise restrict fluctuations in the prices of LPPM contracts. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. The LPPM has no obligation to consider your interest in calculating or revising the official Palladium fixing. In addition, HSBC Bank USA, N.A., an affiliate of ours, is a member of the LPPM. HSBC Bank USA, N.A. will have no obligation to consider your interests as a holder of the Notes in determining the LPPM afternoon Palladium fixing on any day. For additional information about the Reference Asset, see “Description of the Reference Asset” herein.
•	Commodities are subject to uncertain legal and regulatory regimes, which may result in a hedging disruption event and a loss on your investment — The commodity that comprises the Reference Asset is subject to legal and regulatory regimes in the United States and, in some cases, in other countries. Changes in any applicable law, regulation or rule, or interpretation of any such law, regulation or rule, that affects our hedge related to the Notes could result in a Commodity Hedging Disruption Event that would allow us to accelerate the Maturity Date of the Notes and cause an early repayment. If we elect to accelerate the Maturity Date because of a Commodity Hedging Disruption Event, we will pay you an amount determined in good faith and in a commercially reasonable manner by the Calculation Agent. If the payment on the Notes is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment. For additional information, see “Supplemental Information Relating to the Terms of the Notes—Commodity Hedging Disruption Events” below.

•	Potentially Inconsistent Research, Opinions or Recommendations by HSBC and JPMorgan — HSBC, JPMorgan, or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes and which may be revised at any time. Any such research, opinions or recommendations could affect the price of the Reference Asset, and therefore, the market value of the Notes.
•	CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the Payment at Maturity described in this pricing supplement is based on the full Principal Amount of your Notes, the original issue price of the Notes includes the placement agent’s commission and the estimated cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which HSBC Securities (USA) Inc. will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale of Notes by you prior to the Maturity Date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.
•	NO OWNERSHIP OF PALLADIUM OR OTHER PALLADIUM-RELATED CONTRACTS — As a holder of the Notes, you will not receive the return you would receive if you had actually purchased Palladium or exchange-traded or over-the-counter instruments based on Palladium. You will not have any rights that holders of such assets or instruments would have.
•	THE NOTES LACK LIQUIDITY — The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. may offer to purchase the Notes in the secondary market but is not required to do so and may cease making such offers at any time if at all. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.
•	POTENTIAL CONFLICTS — HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging its obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of HSBC are potentially adverse to your interests as an investor in the Notes. In addition, HSBC Bank USA, N.A. is a member of the LPPM, which will determine the afternoon Palladium fixing upon which the Official Price on any day is based. We will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the price of the Reference Asset and the value of the Notes.
•	The Notes are Not Insured by any Governmental Agency of the United States or any Other Jurisdiction — The Notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the Notes.
•	Market Disruptions May Adversely Affect Your Return – The calculation agent may determine that the markets have been affected in a manner that prevents it from properly determining the Official Price on any Observation Date or the Final Price. For example, these events may include disruptions or suspensions of trading in the markets as a whole or modification in the content, composition or constitution of the Reference Asset. It is possible that, as a result, the Official Price on any Observation Date or the Final Price will be determined through an alternative methodology and/or the Call Settlement Date, the Final Valuation Date and the Maturity Date, as applicable, will be postponed and your return will be adversely affected. For more information, see “Supplemental Information Relating to the Terms of the Notes – Market Disruption Events”, “Observation Dates, Cash Settlement Date and Maturity Date” and “Supplemental Information Relating to the Terms of the Notes — Discontinuance or Modification of the Reference Asset; Alteration of Method of Calculation” herein.
•	The Price of the Reference Asset and the Value of the Notes may be Affected by Currency Exchange Fluctuations – The Official Price is determined in U.S. dollars. As a result, appreciation of the U.S. dollar will increase the relative cost of the Reference Asset for foreign consumers, thereby potentially reducing demand for the Reference Asset. As a result, the price of the Reference Asset and the value of the Notes may be adversely affected by changes in exchange rates between the U.S. dollar and foreign currencies. In recent years, rates of exchange between the U.S. dollar and various foreign currencies have been highly volatile, and this volatility may continue in the future. However, fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative of fluctuations that may occur during the term of the Notes.
•	MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the Official Price of the Reference Asset on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:
•	the expected volatility of the Reference Asset;
•	supply and demand trends for the Reference Asset;
•	the time to maturity of the Notes;
•	whether a Trigger Event has occurred;
•	interest and yield rates in the market generally;
•	a variety of economic, financial, political, regulatory or judicial events; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

What Is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Reference Asset?

The following table illustrates the hypothetical total return on the Notes that could be realized on the applicable Observation Date for a range of performances in the Reference Asset. There will be only one payment on the Notes whether automatically called or at maturity. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Principal Amount of Notes to $1,000. The hypothetical total returns set forth below reflect the Initial Price of $697.00, the Trigger Price of $557.60 and the Call Premium of 7.00%. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Official Price on Observation Date	Reference Asset Performance on Observation Date	Notes are called on or prior to Final Valuation Date		Notes are not called on or prior to Final Valuation Date
		Total Return	Payment on Call Settlement Date	Total Return	Payment at Maturity
$1,254.60	80.00%	7.00%	$1,070.00	N/A	N/A
$1,184.90	70.00%	7.00%	$1,070.00	N/A N/A N/A N/A N/A N/A N/A N/A N/A N/A N/A N/A	N/A
$1,045.50	50.00%	7.00%	$1,070.00		N/A
$975.80	40.00%	7.00%	$1,070.00		N/A
$906.10	30.00%	7.00%	$1,070.00		N/A
$836.40	20.00%	7.00%	$1,070.00		N/A
$818.98	17.50%	7.00%	$1,070.00		N/A
$801.55	15.00%	7.00%	$1,070.00		N/A
$766.70	10.00%	7.00%	$1,070.00		N/A
$747.53	7.25%	7.00%	$1,070.00		N/A
$731.85	5.00%	7.00%	$1,070.00		N/A
$714.43	2.50%	7.00%	$1,070.00		N/A
$703.97	1.00%	7.00%	$1,070.00		N/A
$697.00	0.00%	7.00%	$1,070.00	N/A	N/A
$662.15	-5.00%	N/A	N/A	0.00%	$1,000.00
$627.30	-10.00%	N/A	N/A	0.00%	$1,000.00
$557.60	-20.00%	N/A	N/A	0.00%	$1,000.00
$487.90	-30.00%	N/A	N/A	-30.00%	$700.00
$418.20	-40.00%	N/A	N/A	-40.00%	$600.00
$348.50	-50.00%	N/A	N/A	-50.00%	$500.00
$278.80	-60.00%	N/A	N/A	-60.00%	$400.00
$209.10	-70.00%	N/A	N/A	-70.00%	$300.00
$139.40	-80.00%	N/A	N/A	-80.00%	$200.00
$69.70	-90.00%	N/A	N/A	-90.00%	$100.00
$0.00	-100.00%	N/A	N/A	-100.00%	$0.00

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The Notes are automatically called and the price of the Reference Asset increases from the Initial Price of $697.00 to $747.53 on the corresponding Observation Date. Because the Official Price on the Observation Date of $747.53 is greater than the Initial Price of $697.00, the Notes are automatically called, and the investor receives a single payment of $1,070.00 per $1,000 Principal Amount of Notes.

Example 2: The Notes are not automatically called and a Trigger Event has not occurred. The price of the Reference Asset decreases from the Initial Price of $697.00 to a Final Price of $627.30. Because the Final Price of $627.30 is not below the Trigger Price of $557.60, a Trigger Event does not occur. Therefore, the investor receives a Payment at Maturity of $1,000 per $1,000 Principal Amount of Notes.

Example 3: The Notes are not automatically called and a Trigger Event occurs. The price of the Reference Asset decreases from the Initial Price of $697.00 to a Final Price of $487.90. Because the Final Price of $487.90 is below the Trigger Price of $557.60, a Trigger Event occurs. Therefore, the investor is exposed to the performance of the Reference Asset and receives a Payment at Maturity of $700 per $1,000 Principal Amount of Notes, calculated as follows:

$1,000 + ($1,000 × -30.00%) = $700

Description of the Reference Asset

General

This pricing supplement is not an offer to sell and it is not an offer to buy the Reference Asset. All disclosures contained in this pricing supplement regarding the Reference Asset are derived from publicly available information. Neither HSBC nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the Reference Asset contained in this pricing supplement. You should make your own investigation into the Reference Asset.

Palladium

The London Palladium market is the principal global clearing center for over-the-counter Palladium transactions, including transactions in spot and forward contracts. The principal representative body of the London Palladium market is the LPPM.

At 9:45 a.m. and at 2:00 p.m. on each business day, there is a “fixing” which provides reference Palladium prices for that day’s trading.

Clients place orders with the dealing rooms of LPPM members, who net all orders before communicating their interest to their representative at the Palladium fixing telephonic meeting. Orders may be changed at any time during these proceedings. The Palladium price is adjusted to reflect whether there are more buyers or sellers at a given price until supply and demand are balanced. If the prices do not match, the same procedures are followed again at higher or lower prices, at which time the price is declared fixed. All fixing orders are then fulfilled at this price, which is communicated to the market through various media. The London Palladium Fix Price is the most widely used benchmark for daily Palladium prices.

Supplemental Information Relating to the Terms of the Notes

Market Disruption Events

“Market disruption event” means any day on which a condition specified in (a)—(d) below exists and which the calculation agent determines is material:

(a)	the LPPM fails to determine or publish its London afternoon fixing price;
(b)	any suspension of or limitation imposed on trading, whether by reason of movements in price exceeding limits or otherwise, (A) relating to the Reference Asset on the LPPM or (B) in futures or options contracts relating to the Reference Asset on any exchange or trading market for such contracts;
(c)	any event that disrupts or impairs (as determined by the calculation agent) the ability of market participants (A) to effect transactions in, or obtain market values for, the Reference Asset or (B) to effect transactions in, or obtain market values for, any futures or options contracts relating to the Reference Asset, on any exchange or trading market for such contracts; or
(d)	any other event as determined by the calculation agent that materially interferes with the ability of the issuer or any of its affiliates to unwind all or a portion of a hedge with respect to the Notes that the issuer or its affiliates have effected or may effect as described under “Selected Risk Considerations — Potential Conflicts” above.

“Scheduled trading day” means any day on which the LPPM is scheduled to determine and publish its London afternoon fixing price.

Commodity Hedging Disruption Events

If a Commodity Hedging Disruption Event occurs, we shall have the right to accelerate the Maturity Date of the Notes and cause an early repayment by written notice to the trustee at its New York office no later than one business day immediately following the day on which such Commodity Hedging Disruption Event occurred. The Calculation Agent shall determine on the date of such notice the amount due on such early acceleration in good faith and in a commercially reasonable manner. We will pay such amount on the fifth business day following the day on which the Calculation Agent delivers notice of such acceleration to the trustee. We will provide, or will cause the calculation agent to provide, written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC, of the cash amount due with respect to the Notes no later than two business days prior to the date on which such payment is due.

A “Commodity Hedging Disruption Event” means that due to (i) the adoption of, or any change in, any applicable law, regulation or rule or (ii) the promulgation of, or any change in, the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law, rule, regulation or order (including, without limitation, as implemented by the CFTC or any exchange or trading facility), in each case occurring on or after the pricing date, the calculation agent determines in good faith that it is contrary to such law, rule, regulation or order to purchase, sell, enter into, maintain, hold, acquire or dispose of our or our affiliates’ (A) positions or contracts in securities, options, futures, derivatives or foreign exchange or (B) other instruments or arrangements, in each case, in order to hedge individually or in the aggregate on a portfolio basis our obligations under the Notes (“hedge positions”), including, without limitation, if such hedge positions are (or, but for the consequent disposal thereof, would otherwise be) in excess of any allowable position limit(s) in relation to any commodity traded on any exchange(s) or other trading facility (it being within the sole and absolute discretion of the calculation agent to determine which of the hedge positions are counted towards such limit).

Discontinuance or Modification of the Reference Asset; Alteration of Method of Calculation

If (i) the LPPM discontinues trading in the Reference Asset or (ii) there is a material modification in the content, composition or constitution of the Reference Asset, and if the calculation agent determines that the LPPM or any other market trades a successor or substitute commodity or contract that is substantially similar to the Reference Asset, then in each case that commodity or contract (the “successor asset”) will replace the Reference Asset.

If the calculation agent determines that no successor asset exists, the calculation agent will determine the Initial Price, Official Price on any Observation Date and the Final Price (as applicable). If a successor asset is selected by the calculation agent, that successor asset will be used as a substitute for the original Reference Asset for all purposes, including for purposes of determining the Initial Price, Official Price on any Observation Date and the Final Price and whether a market disruption event exists. In this circumstance, the calculation agent may choose to determine the Initial Price, the Official Price on any Observation Date and the Final Price by reference to a single price source or multiple price sources. This choice may be affected by a number of factors, including whether the market(s) for the successor asset trade continuously, centrally fix prices and/or announce closing prices.

If the calculation agent determines that the method of calculating the price of the Reference Asset used by the LPPM has been modified in any material respect, then the calculation agent will (i) make such adjustments to the Initial Price, the Official Price on any Observation Date and the Final Price and any other terms of the Notes as it considers necessary to account for the economic effect of such modification and (ii) determine whether a Trigger Event has occurred and calculate Payment at Maturity with reference to the terms of the Notes as adjusted.

In each of the foregoing events, the Initial Price, the Official Price on any Observation Date and the Final Price may be different than each would have been if the original Reference Asset had not been discontinued or modified. Thus, discontinuation or modification of the Reference Asset may adversely affect the value of the Notes.

Historical Performance of the Reference Asset

The following graph sets forth the historical performance of the Reference Asset based on the historical London afternoon fixing prices from February 19, 2007 through February 17, 2012. The London afternoon fixing price for the Reference Asset on February 17, 2012 was $697.00. We obtained the London afternoon fixing prices below from Bloomberg Professional® service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® service.

The historical Official Prices of the Reference Asset should not be taken as an indication of future performance, and no assurance can be given as to the Official Price on the Pricing Date or on the Final Valuation Date. We cannot give you assurance that the performance of the Reference Asset will result in the return of any of your initial investment.

Historical Performance of Palladium

(London Fixing Price)

Observation Dates, Call Settlement Date and Maturity Date

If any Observation Date, including the Final Valuation Date, is not a scheduled trading day, then such Observation Date or the Final Valuation Date, respectively, will be the next scheduled trading day. If a Market Disruption Event (as described above) exists on any Observation Date including the Final Valuation Date, then such Observation Date or the Final Valuation Date, respectively, will be the next scheduled trading day for which there is no Market Disruption Event. If a Market Disruption Event exists with respect to any Observation Date including the Final Valuation Date on five consecutive scheduled trading days, then that fifth scheduled trading day will nonetheless be such Observation Date or the Final Valuation Date (as applicable), and the Official Price on such day will be determined by the Calculation Agent by means of the formula for, and method of calculating of, the Reference Asset which applied just prior to the Market Disruption Event. If an Observation Date other than the Final Valuation Date is postponed, then the corresponding Call Settlement Date, if applicable, will also be postponed by the same number of business days and no interest will be paid in respect of such postponement. If the Final Valuation Date is postponed, then the Maturity Date will also be postponed by the same number of business days and no interest will be paid in respect of such postponement.

Events of Default and Acceleration

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine the accelerated Payment at Maturity due and payable in the same general manner as described in “Payment at Maturity”.  In that case, the scheduled trading day preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the accelerated Reference Return.  If a market disruption event exists on that scheduled trading day, then the accelerated Final Valuation Date will be postponed for up to five scheduled trading days (in the same general manner used for postponing the originally scheduled Final Valuation Date).  The accelerated Maturity Date will also be postponed by an equal number of business days.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes.  For more information, see “Description of Debt Securities — Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Notes from HSBC for distribution to J.P. Morgan Securities LLC and certain of its registered broker-dealer affiliates, at the price indicated on the cover of this pricing supplement. J.P. Morgan Securities LLC and certain of its registered broker-dealer affiliates will act as placement agent for the Notes and will receive a fee that will not exceed $5.00 per $1,000 Principal Amount of Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Notes, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution” on page S-52 in the prospectus supplement. All references to NASD Rule 2720 in the prospectus supplement shall be to FINRA Rule 5121.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Original Issue Date set forth on the cover page of this document, which is expected to be the fifth business day following the Trade Date of the Notes.  Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise.  Accordingly, purchasers who wish to trade Notes on the Trade Date and the following business day thereafter will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Validity of the Notes

In the opinion of Sidley Austin llp, as counsel to the Issuer, when the Notes offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the trustee pursuant to the senior indenture referred to in this pricing supplement, and delivered against payment as contemplated herein, such Notes will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the Maryland General Corporation Law as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated December 14, 2011, which has been filed as an exhibit to a Current Report on Form 8-K filed by the Issuer on December 14, 2011.

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